Pricing Supplement No.  J002    Dated  10/23/98            Rule 424(b)(2)
(To Prospectus dated December 1, 1997)              File No. 333-38931


SALOMON SMITH BARNEY HOLDINGS INC.

NOTES, SERIES J
Due More Than Nine Months from Date of Issue

Principal Amount:     $25,000,000.00

Issue Price:     100.00000%

Proceeds to Company on original issuance:     $25,000,000.00

Commission or Discount on original issuance:     $0.00

Salomon Smith Barney Inc.'s capacity on original issuance:| |  As agent
    If as principal                                     |X|  As principal
       | |  The Notes are being offered at varying prices related
            to prevailing market conditions but not to exceed 100.00000 %. |X| The Notes are being offered at a fixed initial public
            offering price of 100.00000 % of Principal Amount.
Original Issue Date:     11/13/98

Stated Maturity:     11/13/2013

Interest Rate:     6.2500000%

Interest Payment Dates:

|X|Monthly, on the 13th of every month. First coupon is December 13,1998
   | |  Quarterly
   | |  Semi-annually

Amortizing Note:         | |  Yes       |X|  No
   Amortization Schedule:

Optional Redemption:   |X|  Yes   | |  No
Optional Redemption Dates: Optional redemption beginning on November 13,2000 and on 13th of every month thereafter.
   Redemption Prices: At par.
Redemption: |X| In whole only and not in part | | May be in whole or in part

Optional Repayment:       | |  Yes     |X|  No
   Optional Repayment Dates:
   Optional Repayment Prices:

Survivor's Option:        |X|  Yes       | |  No

Discount Note:   | |  Yes   |X|  No
   Total Amount of OID:
   Bond Yield to Call    :
   Bond Yield to Maturity:
   Yield to Maturity:

CUSIP: 79548GAB3